Exhibit 10.3

AMENDMENT 2006-2

BECKMAN COULTER, INC.

SAVINGS PLAN

WHEREAS, Beckman Coulter, Inc. (the “Company”), a Delaware corporation, maintains the Beckman Coulter, Inc. Savings Plan (the “Plan”); and

WHEREAS, the Company has the right to amend the Plan in accordance with Section 8.1 of the Plan; and

WHEREAS, the Company now desires to amend the Plan (i) to comply on a good-faith basis, effective as of January 1, 2006, with regulations promulgated by the Internal Revenue Service with respect to Sections 401(k) and 401(m) of the Internal Revenue Code of 1986, as amended, which regulations are effective with respect to Plan Years commencing on or after January 1, 2006, (ii) to revise certain plan provisions with respect to individuals who become employees on or after January 1, 2007, (iii) to eliminate certain restrictions on trades with respect to the Beckman Stock Fund effective December 31, 2006, (iv) to revise the formula for matching contributions under the Plan effective January 1, 2007, and (v) to recognize service with Lumigen, Inc. for purposes of determining eligibility to participate under the Plan.

NOW, THEREFORE, effective as set forth below, the Plan is hereby amended as follows:

1.	Section 3.1(d)(3)(ii) of the Plan is amended in its entirety to read as follows, effective as of January 1, 2006:

“(ii) Excess Before Tax Savings Contributions, and any earnings attributable thereto (calculated using one of the methods permitted by applicable Treasury Regulations), may be returned to the Company employing the Participant, solely for the purpose of enabling the Company to withhold any federal, state, or local taxes due on such amounts. The Company will pay all remaining amounts to the Participant within 2-1/2 months after the close of the Plan Year to which the excess Before Tax Savings Contributions relate to the extent feasible, but in all events no later than 12 months after the close of such Plan Year.”

2.	Section 3.1(d)(3)(iv) of the Plan is amended in its entirety to read as follows effective as of January 1, 2006:

“(iv) The Company, in its discretion, may make a contribution to the Plan, which will be allocated among the Accounts of all Participants, or only those who are non-Highly Compensated Participants (as determined by the Company) who have met the requirements of Section 2.1, by using a ratio method where each Participant receives an amount in a ratio represented by his or her Compensation for the Plan Year as it bears to the Test Compensation of all such Participants for such Plan Year. Such contributions shall be fully (100%) vested at all times, shall be contributed to the Plan no later than the end of the Plan Year being tested, and shall be subject to the withdrawal restrictions which are applicable to Before-Tax Savings Contributions. Such contributions shall be considered ‘Qualified Non-Elective Contributions’ under applicable Treasury Regulations. Notwithstanding the foregoing, the Company, in its discretion, may make Qualified Non-Elective Contributions to the Account of some or all Participants in any form and manner permitted by applicable Treasury Regulations.”

3.	Section 3.3(a) of the Plan is amended to read as follows, effective January 1, 2007:

“(a) Subject to the limitations of this Section 3.3, Section 3.4, and Section 4.1, for each Plan Year the Company shall make Company Matching Contributions to the Plan as follows:

(1) Prior to January 1, 2007:

(A) To the extent a Participant’s Company Matching Contributions are invested in the Beckman Coulter Stock Fund in accordance with Section 3.7(b)(2), the Company Matching Contribution shall be equal to 70% of the sum of the Participant’s Before-Tax Savings Contributions, After-Tax Savings Contributions and (effective January 1, 2002) Catch-Up Contributions for the Plan Year on up to 5% of such Participant’s Plan Compensation;

(B) To the extent a Participant’s Company Matching Contributions are invested in the Investment Funds other than the Beckman Coulter Stock Fund in accordance with Section 3.7(b), the Company Matching Contribution shall be equal to 50% of the sum of the Participant’s Before-Tax Savings Contributions, After-Tax Savings Contributions and (effective January 1, 2002) Catch-Up Contributions for the Plan Year on up to 5% of such Participant’s Plan Compensation.

(2) On and after January 1, 2007, the Company Matching Contribution shall be equal to 50% of the sum of the Participant’s Before-Tax Savings Contributions, After-Tax Savings Contributions and Catch-Up Contributions for the Plan Year on up to 7% of such Participant’s Plan Compensation.

The Company shall pay to the Trustee the Company Matching Contributions for any Plan Year within the time prescribed by law, including extensions of time, for the filing of the Company’s federal income tax return for the Fiscal Year ending with or within the Plan Year to which the contribution relates.”

4.	The first sentence of Section 3.4(c) is amended in its entirety to read as follows, effective as of January 1, 2006:

“(c) If, pursuant to the estimates by the Committee under (b) above, the contribution percentage for any Plan Year for Highly Compensated Employees exceeds the limits established in (b), the excess contributions for such Plan Year, and any earnings attributable thereto (calculated using one of the methods permitted by applicable Treasury Regulations), shall be distributed to the Highly Compensated Employees within the 2-1/2 month period following the close of the Plan Year to the extent feasible, and in all events no later than 12 months after the close of the Plan Year.”

5.	Section 3.7(b)(2) is amended by adding the following to the end of the section, effective as of December 31, 2006:

“The foregoing limitations of this paragraph (2) shall not apply on or after December 31, 2006 with respect to any investments in the Beckman Coulter Stock Fund.”

6.	Section 5.2 shall be amended to read as follows, effective December 31, 2006:

“(a) Pre-2007 Participants. Each Participant who was an Employee on or before December 31, 2006 (a “Pre-2007 Participant”) shall be fully vested in his Company Matching Account to the extent not previously forfeited. Company Matching Contributions made to Pre-2007 Participants shall be fully vested. For avoidance of doubt, an individual who was an Employee at any time on or before December 31, 2006 shall be considered a Pre-2007 Participant if he is rehired at any time.

(b)	Post-2006 Participants. Each Participant who was not an Employee at any time on or before December 31, 2006

(“a Post-2006 Participant”) shall be 0% vested in the Participant’s Company Matching Account until the Participant completes a Period of Service of three years. Upon completing a Period of Service of three years, a Post-2006 Participant shall become fully vested in his Company Matching Account.

(c) Forfeiture and Reinstatement. If a Post-2006 Participant terminates employment with the Company before completing a three-year Period of Service, such Participant’s Company Matching Account shall be forfeited upon the earlier to occur of (1) the Participant receiving a distribution of all of his or her vested Accounts or (2) the completion of an uninterrupted six-year Period of Severance. If a former Participant who suffered a forfeiture of his Company Matching Account is re-employed as an Employee of the Company before incurring an uninterrupted six-year Period of Severance and repays to the Plan all money distributed from his Accounts prior to sixty months after such reemployment, any amount so forfeited (unadjusted for any increase or decrease in the value of Trust assets subsequent to the date on which the forfeiture occurred) shall be reinstated to the Participant’s Company Matching Account within a reasonable time after such repayment. Such reinstatement shall be made from forfeitures of Participants occurring during the Plan Year in which such reinstatement occurs; provided, however, if such forfeitures are not sufficient to provide such reinstatement, the reinstatement shall be made from the current year’s contribution by the Company to the Plan.”

7.	Section 6.6(e) is amended by adding the following to the end of the section, effective January 1, 2007:

“If a Participant has elected installment payments under this Section 6.6(e), the Participant may at any time elect any other form of payment then available under the Plan with respect to the portion of the Participant’s vested Accounts that had not previously been distributed.”

8.	Section 1 of Appendix F is amended to read as follows:

“1. Covered Employees Subject to this Appendix.

Each Covered Employee who as of October 31, 1997 was classified by the Company as an employee rendering services to Coulter Corporation is subject to the provisions of this Appendix F (a “Coulter Employee”). With respect to individuals not employed by the Company as of October 31, 1997 but who later become Covered Employees, the following rules shall apply:

(a) If (i) such Covered Employee had no prior service with Beckman Instruments, Inc. or Coulter Corporation, (ii) the Covered Employee’s first Hour of Service is performed at a facility, location or operation determined by the Company to be primarily related to the portion of the Company’s business acquired through the acquisition of Coulter Corporation, and (iii) the Covered Employee’s first Hour of Service is performed on or before April 30, 2000, that person shall be a “Coulter Employee” for purposes of this Appendix F.

(b) If such a Covered Employee’s first Hour of Service is after October 31, 1997 but before May 1, 2000, and he has prior service with either Coulter Corporation or Beckman Instruments, Inc., then he shall be classified as a “Coulter Employee” upon rehire if he was most recently employed by Coulter Corporation (rather than Beckman Instruments, Inc.) prior to October 31, 1997. Otherwise, upon rehire by the Company he shall be classified as a “Beckman Employee.”

(c) If a Covered Employee’s first Hour of Service is on or after May 1, 2000, then he shall be classified as a “Beckman Employee.”

The initial classification of an Employee as a “Coulter Employee” or “Beckman Employee” shall continue notwithstanding any change to the Employee’s facility, location or operation. However, any Coulter Employee who has a Reemployment Commencement Date on or after May 1, 2000 and before January 1, 2007 shall be classified as a Beckman Employee as of the Reemployment Commencement Date. Furthermore, a Coulter Employee who was a Covered Employee on December 31, 2006 and who has a Reemployment Commencement Date on or after January 1, 2007 shall be classified as a Coulter Employee as of the Reemployment Commencement Date.”

9.	Section H.8(a) of Appendix H is amended effective January 1, 2006 by changing “10%” to “5%.” Thus, effective January 1, 2006, the “Qualified Non-Elective Contribution” under such section cannot exceed 5%.

10.  The following new Appendix K is hereby added to the Plan:

“APPENDIX K

SPECIAL PROVISION FOR EMPLOYEES OF LUMIGEN, INC.

For purposes of determining eligibility to participate in the Plan, periods of service with Lumigen, Inc. (including service prior to the Company’s acquisition of Lumigen, Inc.) shall be considered Periods of Service under the Plan.”

IN WITNESS WHEREOF, this Amendment 2006-2 is hereby adopted this 29th day of December, 2006.

BECKMAN COULTER, INC.

By	/s/ Robert James Hurley

Its	Vice President, Human Resources